Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-91178  and No. 333-168334 on Form S-8 of Park National Corporation of our report dated June 3, 2011 appearing in this Annual Report on Form 11-K of Park National Corporation Employees Stock Ownership Plan for the year ended December 31, 2010.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Columbus, Ohio
June 3, 2011